PARTIAL RELEASE OF LIABILITY AGREEMENT
This Partial Release of Liability Agreement (the “Agreement”) is dated as of March 17, 2010 (the “Settlement Date”), by and among: (i) Federal Home Loan Mortgage Corporation (“Freddie Mac”); GMAC Mortgage, LLC, a Delaware limited liability company (“GMACM”); and (iii) Residential Funding Company, LLC, a Delaware limited liability company (“RFC”) (the foregoing are hereinafter referred to individually as a “Party”, and collectively as the “Parties”).
RECITALS
WHEREAS, GMACM and RFC (individually, a “GMAC Seller/Servicer” and collectively, the “GMAC Seller/Servicers”) are each: (i) an indirect subsidiary of GMAC Inc., a Delaware corporation (“GMAC Inc.”) (ii) an approved Freddie Mac seller/servicer, and (iii) subject to all the provisions of Freddie Mac’s Single-Family Seller/Servicer Guide (the “Guide”), and all other agreements and mortgage purchase and servicing obligations between Freddie Mac and the applicable GMAC Seller/Servicer, including, but not limited to, a Master Agreement and any Master Commitments thereunder (collectively, as to each of the GMAC Seller/Servicers, the “Purchase Documents”, as more fully described in Exhibit A attached hereto and incorporated herein by this reference); and
WHEREAS, pursuant to a Pledge Agreement dated on or about October 10, 2008, made by GMACM in favor of Freddie Mac (the “Pledge Agreement”). GMACM pledged certain collateral (the “Pledged Collateral”) having a value of not less than Thirty Million U.S. Dollars ($30,000,000) to secure obligations of GMACM to Freddie Mac (the “Pledger Obligations”); and
WHEREAS, GMACM has offered to pay to Freddie Mac the sum of Three Hundred Twenty-five Million U.S. Dollars ($325,000,000) (the “Settlement Amount”), as such amount may be adjusted as provided in Section 5 hereof, in consideration for (a) the release by Freddie Mac of the GMAC Seller/Servicers’ liability for the Released Obligations (as defined below); (b) the release by Freddie Mac of certain of the Pledged Collateral; and (c) the ability of the GMAC Seller/Servicers to continue to be considered to be Freddie Mac-approved seller/servicers; and
WHEREAS, Freddie Mac is willing to accept the Settlement Amount (as the same may be adjusted pursuant to the terms of this Agreement) from GMACM (and other benefits to Freddie Mac under or in connection with this Agreement, including, without limitation, the receipt by Freddie Mac from GMAC Inc. of the hereafter-referenced Guaranty) in satisfaction of such Released Obligations, and in consideration of releasing certain of the Pledged Collateral and allowing the GMAC Seller/Servicers to continue to be considered to be Freddie Mac-approved seller/servicers, pursuant to the terms and condition set forth in this Agreement; and

WHEREAS, Freddie Mac has required that, concurrently with the Parties’ execution of this Agreement, GMAC Inc. enter into a Guaranty (the “Guaranty”) substantially in the form attached hereto and incorporated herein by reference as Attachment 1.
NOW, THEREFORE, in consideration of the agreements and undertakings set forth herein, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, and subject to the conditions set forth herein, the Parties hereto agree as follows:
1. Incorporation of Recitals; Definitions. All of the foregoing Recitals are hereby incorporated herein by reference. As used in this Agreement, the following terms shall have the following meanings:
“Affiliate” means, with respect to any GMAC Seller/Servicer, another person or entity that directly, or indirectly through one or more intermediaries, Controls or is Controlled by or is under common

Control with such GMAC Seller/Servicer. “Control” means the possession, directly or indirectly, of the power to direct or cause the direction of the management or policies of a person or other entity, whether through the ability to exercise voting power, by contract or otherwise. “Controlling” and “Controlled” have meanings correlative thereto.
“Charter” has the meaning set forth in Section 4(i) below.
“Guaranty” has the meaning set forth in the last “Whereas” clause of the Recitals above.
“GMAC Seller/Servicers” has the meaning set forth in the first “Whereas” clause on the first page of this Agreement.
“Guide” has the meaning set forth in the first “Whereas” clause on the first page of this Agreement.
“Ineligible Mortgage” has the meaning set forth in Section 4(i) below.
“Initial Payment Amount” has the meaning set forth in Section 5 below.
“Loss” has the meaning set forth in Section 4(ii) below.
“Mortgage” means a “Mortgage” sold or serviced pursuant to the Purchase Documents. References in this Agreement to the “sale” or “purchase” of a Mortgage shall include any mortgage purchased by Freddie Mac in exchange for cash or securities.
“Non-Released Obligations” has the meaning set forth in Section 3(i) below.

“Payment Amount” has the meaning set forth in Section 5 below.
“Pledge Agreement” has the meaning set forth in the second “Whereas” clause on the first page of this Agreement.
“Pledged Collateral” has the meaning set forth in the second “Whereas” clause on the first page of this Agreement.
“Pledgor Obligations” has the meaning set forth in the second “Whereas” clause on the first page of this Agreement.
“Purchase Documents” shall refer to the agreements and documents listed in the attached Exhibit A, the Pledge Agreement and this Agreement.
“Released Obligations” has the meaning set forth in Section 3(i) below.
“Settlement Amount” has the meaning set forth in the third “Whereas” clause of the Recitals to this Agreement.
“Solvent”, with respect to a GMAC Seller/Servicer, means that the sum of the value of the GMAC Seller/Servicer’s assets, taking into account the fair value of assets accounted for on a fair value basis and the carrying value of other assets, exceeds its indebtedness and other probable liabilities (including contingent liabilities and the fair value of liabilities related to term securitizations reported (in accordance with generally accepted accounting principles, consistently applied) on the GMAC Seller/Servicer’s balance sheet); “fair value” means the value which would be realized in an exchange or series of exchanges between a willing buyer and a willing seller, within a commercially reasonable period of time, neither being under compulsion, each having reasonable knowledge of all relevant facts; and such person is able to realize upon its assets and pay its debts and other liabilities as they mature, assuming an orderly disposition within a period of not more than eighteen (18) months.
“Systemic Fraud” refers to a fraudulent scheme that: (i) involves a group of twenty-five (25) or more Mortgages that were originated and/or are serviced by a GMAC Seller/Servicer and, absent such Systemic Fraud, would be subject to the provisions regarding “Released Obligations” under this Agreement; and (2) had one or more perpetrators (whose acts or omissions were fraudulent) in common for the entire group of such Mortgages. For the purposes of the foregoing, a “perpetrator” is an individual involved in the origination or sale of the Mortgage (including, without limitation, a borrower, mortgage broker, loan officer, appraiser, title or closing agent, etc.).
All other capitalized terms used in this Agreement and not otherwise defined shall have the respective meanings set forth in the Guide and/or the other Purchase Documents.

2	Initial Payment Amount; Payment Amount; Repurchase Obligations.
(i) On the Settlement Date, GMACM shall wire transfer, or cause to be wire transferred, to Freddie Mac the Initial Payment Amount, pursuant to the wire transfer instructions attached hereto and incorporated herein by this reference as Exhibit B.
(ii) Freddie Mac’s obligations and duties under this Agreement are expressly contingent upon: (a) the receipt of the Initial Payment Amount pursuant to subsection (i) immediately above, and (b) the execution and delivery by GMAC Inc. to Freddie Mac of the Guaranty. The Guaranty sets forth GMAC Inc.’s unconditional guaranty of certain obligations of the GMAC Seller/Servicers under this Agreement.
(iii) If fraud was committed in connection with the origination of a Mortgage, but such fraud does not satisfy the requirements of the definition of “Systemic Fraud”, it is understood and agreed by the Parties that the applicable GMAC Seller/Servicer shall exercise commercially reasonable efforts to assist Freddie Mac in exercising any rights or remedies available to Freddie Mac against any applicable third party that may have aided, abetted or participated in the fraudulent activity (including, for example but not by way of limitation, any applicable broker, appraiser, title company, realtor, or other applicable person or entity), Freddie Mac will, upon request, reimburse the applicable GMAC Seller/Servicer for its reasonable out-of-pocket costs and expenses incurred in connection with providing such assistance; provided, however, that (a) the GMAC Seller/Servicer submits reasonable evidence (satisfactory to Freddie Mac in its exercise of its reasonable discretion) of such costs and expenses, and (b) it is understood and agreed that the GMAC Seller/Servicer shall not seek reimbursement of internal, administrative or overhead costs or expenses.

3	Release of Certain Repurchase Obligations.
(i) Upon receipt by Freddie Mac of the Initial Payment Amount and notwithstanding anything to the contrary in the applicable Purchase Documents, or any other agreement, Freddie Mac shall be deemed to have released each GMAC Seller/Servicer from liability for all “loan-level” (as defined in subsection (d) of this subsection 3(i)) representations, warranties, covenants and/or other obligations made or undertaken by any GMAC Seller/Servicer with respect to the Mortgages purchased (or guaranteed) by Freddie Mac prior to January 1, 2009 (the obligations of the GMAC Seller/Servicers for which liability is released by Freddie Mac pursuant to this Agreement are collectively referred to as the “Released Obligations”). Such Released Obligations shall not, however, include any of the obligations described in subsections (a) through (d) immediately below (such obligations being herein referred to as the “Non-Released Obligations”):
(a) To the extent provided in the Purchase Documents other than this Agreement, and other than with respect to any Mortgage described in Subsection (ii) of Section 2 above:
(1) The repurchase, pursuant to Guide Section 22.18.1, of any Mortgage that is designated as “high-cost,” “high-risk” or a similar designation under applicable law, which Mortgage is secured by Mortgaged Premises located in any of the states listed in Section 22.18.1 of the Guide;

(2) The repurchase of any Mortgage that is part of a Systemic Fraud (as defined herein); and
(3) The repurchase of any Ineligible Mortgage (any such repurchase is subject, however, to any applicable terms of Section 4 below).
(b) Obligations of any GMAC Seller/Servicer (under any applicable Purchase Document) with respect to representations, warranties, covenants and/or other agreements relating to the performance of servicing duties or functions with respect to any Mortgage, but exclusive of any servicer liability for representations, warranties, covenants and/or other obligations pertaining solely to the sale or eligibility of Mortgages for sale, securitization or guaranty to, by or through Freddie Mac (for example, but not by way of limitation, if a Mortgage failed to satisfy Guide requirements for hazard insurance as of the date of sale of such Mortgage by a GMAC Seller/Servicer to Freddie Mac, such GMAC Seller/Servicer would be released under this Agreement from liability for any selling representations and warranties regarding such failure; if, however, such Mortgage was subsequently serviced by a GMAC Seller/Servicer, and such defect regarding hazard insurance was not subsequently remedied in accordance with Guide servicing requirements, the failure of such Mortgage to have hazard insurance in compliance with Guide requirements could become a breach of a servicing representation and warranty, for which such GMAC Seller/Servicer would retain liability to Freddie Mac under this Agreement);
(c) Obligations of any GMAC Seller/Servicer (under any applicable Purchase Document) with respect to Mortgages sold or transferred to Freddie Mac on or after January 1, 2009;

(d) Obligations of any GMAC Seller/Servicer (under any applicable Purchase Document), which obligations are not “loan-level” representations, warranties, covenants or agreements (as used herein, “loan-level” representations, warranties, covenants and agreements are representations, warranties, covenants and agreements that relate only to a specific Mortgage, including multiple individual Mortgages, a breach of which would give rise to a repurchase obligation or other remedy under the Guide); each GMAC Seller/Servicer shall remain obligated and liable to Freddie Mac for all non loan-level representations, warranties, covenants and agreements (and Freddie Mac expressly reserves its rights and remedies in connection therewith). For example, non loan-level representations, warranties, covenants and agreements include (but are not limited to) obligations relating to: (i) unacceptable refinancing practices pursuant to Guide Section 8.10(b); (ii) institutional eligibility requirements pursuant to Chapter 4, Volume 1 of the Guide; and (iii) Guide requirements relating to Freddie Mac’s Exclusionary List; (the obligations described immediately above in subsections (a) through (d) of Section 3(i) are considered to be obligations of the respective GMAC Seller/Servicers under this Agreement).
(ii) If Freddie Mac does not receive the Initial Payment Amount as required by Subsection 2(i) above, the GMAC Seller/Servicers shall remain obligated in all respects for the Released Obligations, and Freddie Mac shall have the right to exercise any and all rights and remedies at law, in equity, and/or under the Purchase Documents.

4	Repurchase and Loss Reimbursement Regarding Ineligible Mortgages.
(i) Subject to the terms of the other subsections of this Section 4 (to the extent that such other subsections are applicable), each applicable GMAC Seller/Servicer shall, at the request of Freddie Mac, repurchase any Mortgage that is the subject of a breach of a representation or warranty such that (a) at the time Freddie Mac purchased the Mortgage, the Mortgage was ineligible for purchase under the applicable Purchase Documents, and (b) such violation results in a determination by Freddie Mac (in Freddie Mac’s sole discretion) that such Mortgage was also ineligible for purchase under Freddie Mac’s statutory charter (12 USC Sections 1451 et seq., hereafter called the “Charter”) (any such Mortgage is herein called an “Ineligible Mortgage”). Any Freddie Mac request for such a repurchase of an Ineligible Mortgage will specify the representation, warranty, covenant or agreement (under the applicable Purchase Documents) that has been breached and will specify how that breach caused the Mortgage to be an Ineligible Mortgage. The repurchase price for the repurchase of any Ineligible Mortgage shall be determined pursuant to subsections (ii) or (iii) immediately below, as applicable.
(ii) In the event that mortgage insurance (relating to a Mortgage that is subject to this Agreement) was relied upon by Freddie Mac (in connection with Freddie Mac’s purchase or guaranty of such Mortgage) for compliance with the Charter’s provisions relating to the maximum allowable loan to value ratio applicable to such Mortgage, and such insurance is rescinded, denied or otherwise is not available or ceases to be available to Freddie Mac (and such rescission, denial or unavailability is not for a reason that independently would cause the Mortgage to be an Ineligible Mortgage under subsection (iii) below), such rescission, denial or unavailability of mortgage insurance (if not cured by the applicable GMAC Seller/Servicer) shall cause the applicable Mortgage to be an Ineligible Mortgage subject (upon Freddie Mac’s demand) to repurchase pursuant to Section 72.3 of the Guide; provided, however, that with respect to any such Ineligible Mortgage repurchased by a GMAC Seller/Servicer pursuant to this subsection 4(ii), Freddie Mac will reimburse the repurchasing GMAC Seller/Servicer for any actual Loss that such GMAC Seller/Servicer reasonably may incur as a result of loss mitigation with respect to that Mortgage or foreclosure of that Mortgage, so long as any loss mitigation and foreclosure activities are conducted by the applicable GMAC Seller/Servicer in a manner consistent with the Guide. “Loss” for purposes of this Agreement means the excess, if any, of the amount defined in clause (I) below over the amount defined in clause (II) below (all as evidenced by documentation satisfactory to Freddie Mac):

(I)	The sum of the following:
(A) The amount paid by the applicable GMAC Seller/Servicer to repurchase the Mortgage;
(B) Interest accrued on the unpaid principal balance of the Mortgage after repurchase, at a rate equal to the rate stated in the mortgage note;
(C) Amounts advanced by the applicable GMAC Seller/Servicer (and not reimbursed to such GMAC Seller/Servicer) to pay taxes, insurance premiums, homeowners association or condominium association dues with respect to the collateral property that is the subject of the Mortgage (the “Mortgaged Property”);
(D) Costs of foreclosure or other acquisition of the Mortgaged Property;

(E) Reasonable, out-of-pocket costs of repairing and maintaining the Mortgaged Property;
(F) Reasonable, out-of-pocket costs of disposing of the Mortgaged Property: and
(G) Any other out-of-pocket costs or expenses reasonably incurred in connection with the ownership and/or servicing of such repurchased Mortgage or the Mortgaged Property (including the cost of satisfying any senior liens).

(II)	The sum of the following:
(A) Amounts collected from the borrower pursuant to the Mortgage, including but not limited to principal, interest, and prepayment penalties;
(B) Amounts collected from any third party with respect to the Mortgage, including but not limited to proceeds of mortgage insurance, title insurance or any guaranty, and rebates of insurance premiums or taxes;
(C) Any escrows and unapplied funds held by the applicable GMAC Seller/Servicer as servicer, together with interest earned on such funds, which such GMAC Seller/Servicer as servicer is entitled to apply to amounts due under the Mortgage;
(D) Proceeds of the disposition of the Mortgaged Property;
(E) Income, if any, from rental of the Mortgaged Property; and
(F) Proceeds of insurance or condemnation.
If in lieu of liquidating a Mortgage, the applicable GMAC Seller/Servicer wishes to enter into a modification, workout or repayment plan, any such modification must be approved in writing by Freddie Mac.

(iii) In the event that mortgage insurance is required (under a GMAC Seller/Servicer’s Purchase Documents) to be provided in connection with a Mortgage, and such mortgage insurance is rescinded, denied or otherwise is not available or ceases to be available to Freddie Mac for any reason that causes such Mortgage to be an Ineligible Mortgage, but not an Ineligible Mortgage that qualifies for treatment under subsection (ii) immediately above, such rescission, denial or unavailability of mortgage insurance (if not cured by the applicable GMAC Seller/Servicer) shall cause the applicable Mortgage to be subject to repurchase at the repurchase price specified in Section 72.3 of the Guide. For example, but not by way of limitation, any rescission, denial or unavailability of mortgage insurance attributable to the fact that a Mortgage is secured by property that, at the time the Mortgage was purchased (or guaranteed) by Freddie Mac, was primarily commercial rather than residential in nature would cause the applicable Mortgage to be an Ineligible Mortgage subject (upon Freddie Mac’s demand) to repurchase at the repurchase price specified in Section 72.3 of the Guide. In the event that a Mortgage is an Ineligible Mortgage for a reason that is unrelated to mortgage insurance (e.g., such Mortgage is secured by a property that is primarily commercial rather than residential in nature), such Mortgage is subject (upon Freddie Mac’s demand) to repurchase at the repurchase price specified in Section 72.3 of the Guide.
(iv) Upon Freddie Mac’s request, each of the GMAC Seller/Servicers covenants: (1) to cooperate fully with, and to assist, Freddie Mac in any attempt by Freddie Mac to contest any action by a private mortgage insurer, which action results in the rescission, denial or unavailability of mortgage insurance with respect to a Mortgage (irrespective of whether there has been a breach by the applicable GMAC Seller/Servicer of any representation, warranty, covenant or agreement related to such Mortgage), and (2) that the efforts undertaken by each GMAC Seller/Servicer in connection with (1) immediately above will be no less than the efforts made by such GMAC Seller/Servicer in contesting the rescission, denial or unavailability of mortgage insurance in connection with mortgage loans held or serviced for its own account (and upon request from Freddie Mac, such GMAC Seller/Servicer shall provide reasonable evidence of such efforts). Freddie Mac will, upon request, reimburse the applicable GMAC Seller/Servicer for its reasonable out-of-pocket costs and expenses incurred in connection with providing such assistance; provided, however, that (a) the GMAC Seller/Servicer submits reasonable evidence (satisfactory to Freddie Mac in its exercise of its reasonable discretion) of such costs and expenses, and (b) it is understood and agreed that the

GMAC Seller/Servicer shall not seek reimbursement of internal, administrative or overhead costs or expenses.

5	Release of Certain Pledged Collateral; Crediting of Payments and Proceeds.

(i) The Parties agree that Freddie Mac, at any time prior to the execution of this Agreement, may liquidate in a commercially reasonable manner and apply any Collateral under the Pledge Agreement to any and all Pledger Obligations (as “Collateral” and “Pledgor” are defined in the Pledge Agreement), and nothing in this Agreement alters or diminishes Freddie Mac’s rights or remedies under the Pledge Agreement; provided, however, that on the Settlement Date, the Settlement Amount shall be reduced by an amount equal to the outstanding balance of such Collateral as of the Settlement Date, and Freddie Mac will be entitled to direct the escrow agent to forward such proceeds to Freddie Mac (and Freddie Mac shall be entitled to retain such proceeds).
(ii) The amount payable on the Settlement Date pursuant to Section 2(i) above (herein called the “Initial Payment Amount”) is the amount determined pursuant to the following calculation: (a) the Settlement Amount, minus (b) $12,400,570 (which is the aggregate amount of payments made to Freddie Mac from January 7, 2010, through March 5, 2010, by the GMAC Seller/Servicers in connection with repurchase or indemnification obligations under their respective Purchase Documents), plus $2,743,045 (which is the aggregate amount of payments requested, on or after January 7, 2010, and through and including March 5, 2010. by Freddie Mac to be made by the GMAC Seller/Servicers in connection with the GMAC Seller/Servicers’ respective repurchase or indemnification obligations under their respective Purchase Documents), minus (if applicable) (c) any adjustment required to be made pursuant to the terms of subsection 5(i) immediately hereinabove.
(iii) The Parties hereby agree that upon final liquidation or other final disposition of all Mortgages sold or transferred to Freddie Mac by the GMAC Seller/Servicers before January 1, 2009, and repurchased by the applicable GMAC Seller/Servicer at Freddie Mac’s request on or after January 7, 2010, but prior to the Settlement Date, Freddie Mac will pay to the repurchasing GMAC Seller/Servicers any applicable Loss with respect to such Mortgage, provided, however, that (a) the applicable GMAC Seller/Servicer provides to each Borrower on a repurchased Mortgage the opportunity to modify such Borrower’s Mortgage in accordance with terms consistent with the terms that are otherwise available for other Freddie Mac Borrowers for similarly-situated transactions, and (b) the applicable Mortgage was not repurchased for a reason that would qualify it as a Non-Released Obligation hereunder (subject to the foregoing, a complete listing of such Mortgages that may be eligible for payment of Losses is attached hereto and incorporated herein by reference as Exhibit C). For the purpose of this provision, “final liquidation or other final disposition” means an REO sale, or a short sale in lieu of foreclosure, which short sale resulted in a positive net present value (NPV), as determined with tools and terms provided by Freddie Mac for similarly-situated Borrowers. The applicable GMAC Seller/Servicer will provide all information that Freddie Mac reasonably requests concerning the details of such final liquidation or other final disposition and the related proceeds, and all final liquidations or other final dispositions must be concluded by February 28, 2011.

6	Waiver of Suretyship Rights.
(i) Each GMAC Seller/Servicer hereby waives: (a) any defense based on any claim that the its obligations under this Agreement exceed or are more burdensome than the obligations to Freddie Mac of the other GMAC Seller/Servicer; (b) any benefit of and any right to participate in any security from any Affiliate of such GMAC Seller/Servicer, which security is now or hereafter held by Freddie Mac; and (c) to the fullest extent permitted by law, any and all other defenses to its obligations under this Agreement, which defenses may be derived from or afforded by applicable law limiting the liability of or exonerating guarantors or sureties.
(ii) The obligations of each GMAC Seller/Servicer hereunder and under the other Purchase Documents to which such GMAC Seller/Servicer is a signatory are those of a primary obligor, and not merely as surety, and are independent of the obligations of any Affiliate of such GMAC Seller/Servicer, and a separate action may be brought against such GMAC Seller/Servicer to enforce this Agreement and any other Purchase Document to which such GMAC Seller/Servicer is a signatory, whether or not any Affiliate of such GMAC Seller/Servicer is joined as a party.
(iii) Notwithstanding the foregoing terms of this Section 6 or anything to the contrary elsewhere in this Agreement, it is understood and agreed that the terms of subsections (i) and (ii) of this Section 6 shall not be deemed to alter or amend any of a GMAC Seller/Servicer’s rights or obligations expressly set forth in any other Purchase Document.
7. Advice of Counsel. Each Party to this Agreement has reviewed the Agreement independently and with counsel, is fully informed of the terms and effect of this Agreement, and has not relied in any way on any inducement, representation, or advice of any other Party hereto in deciding to enter into the Agreement, except as herein contained.
8. Representations and Warranties of Parties. Each of the Parties hereby represents and warrants as follows: (i) it has entered into this Agreement voluntarily and not as a result of coercion or duress; and (ii) all approvals and authorizations required by law or by bylaw or resolution for the execution or enforceability of this Agreement by such Party have been obtained. Each of the GMAC Seller/Servicers represents and warrants that it: (a) is not entering into the transactions contemplated hereby with the intent of hindering, delaying or defrauding any of its respective current or future creditor or creditors; (b) the Released Obligations attributable to such GMAC Seller/Servicer (and the other benefits to such GMAC Seller/Servicer under this Agreement) constitute the reasonably equivalent value of and the fair consideration for the obligations of such GMAC Seller/Servicer under this Agreement; and (iii) is (and after giving effect to the transactions contemplated by this Agreement, will be) Solvent.
9. Governing Law. This Agreement shall be construed in accordance with, and the obligations and rights of the parties hereunder shall be determined in accordance with the laws of the United States. Insofar as there may be no applicable precedent, and insofar as to do so would not frustrate any provision of this Agreement or the transactions governed thereby, the laws of the State of New York shall be deemed reflective of the laws of the United States.
10. Construction of Agreement. In the event of a dispute regarding the meaning of any language contained in this Agreement, the Parties agree that the same should be accorded a reasonable construction and should not be construed more strongly against one Party than against any other Party by reason of such Party’s or its counsel’s role in the drafting of this Agreement.
11. Further Assurances. The Parties shall, from time to time, execute, acknowledge and deliver such supplements to this Agreement and such further instruments as may reasonably be required for carrying out the intention of or facilitating the performance of this Agreement, including but not limited to any amendments to agreements between any GMAC Seller/Servicer and Freddie Mac, which amendments any Party may deem necessary to conform those agreements to the terms of this Agreement.
12. Non-Admission. The resolution of this matter is voluntary and does not constitute an admission of negligence, breach of contract, or any other basis for liability by any of the Parties, or an admission of the existence of any facts upon which liability could be based.
13. Confidentiality. Except as otherwise expressly agreed in writing by the other Parties hereto, no

Party to this Agreement shall issue or cause to be issued any announcement, press release, or other statement, or shall voluntarily disclose information concerning this Agreement to the press or the general public. The foregoing shall not be deemed to prevent a Party from disclosing this Agreement or the terms hereof: (i) in response to a court order, subpoena, or other demand or request made in accordance with applicable law by a governmental or quasi-governmental body having jurisdiction over such Party (including, without limitation, the Federal Housing Finance Agency), or as otherwise required by applicable law (including, without limitation, applicable Federal securities law), or as that Party may deem reasonably necessary as part of its filings of SEC Forms 8-K, 10-Q or 10-K and related disclosures to investors (each Party will provide an advance copy to the other of appropriate excerpts of any such disclosure relating to this Agreement); or (ii) to such Party’s subsidiaries, affiliates, officers, agents, representatives, attorneys, accountants, auditors, successors, and assigns, and to qualified bidders or investors in connection with the sale of such Party or its assets, who have a need to know.

14	[RESERVED]
15. Entire Agreement. This Agreement and the other documents referenced herein constitute the entire agreement between the Parties hereto with respect to the subject matter contained herein. This Agreement may not be amended or modified orally.
16. Notices. All notices that are required or are permitted hereunder shall be in writing and shall be: (i) hand- delivered, (ii) mailed by certified or registered U.S. Mail, return receipt requested, first class postage prepaid, or (iii) telecopied to the Parties as follows:

if to Freddie Mac:	1551 Park Run Drive McLean, VA 22102 Attention: Executive Vice President and Chief Credit Officer Telecopier: 571-382-3723

with a copy to:	Legal Division Freddie Mac 8300 Jones Branch Drive McLean, VA 22102-3110 Attention: Vice President and Deputy General Counsel, Mortgage Law Telecopier: 703-903-2559

if to GMACM:	1100 Virginia Avenue Ft. Washington, PA 19034 Attention: General Counsel Telecopier: 1-866-621-7892

if to RFC:	1 Meridian Crossings Office MN02 Minneapolis, MN 55423 Attention: General Counsel Telecopier: 952-857-8500
or to such other address or telecopier number as any Party shall designate by written notice to the other Parties in the manner provided herein.
17. Counterparts; Effective Date. This Agreement may be signed in any number of counterparts, each of which shall be an original, with the same effect as if the signatures thereto and hereto were upon the same instrument. This Agreement shall be deemed signed and effective on the date that all of the Parties exchange facsimile copies of the executed signature pages, which shall be supplemented by original signatures within seven (7) calendar days after such date.

18	[RESERVED]

19	Successors; No Third Party Beneficiaries.
(i) All terms and conditions of this Agreement shall be binding upon and inure to the benefit of successors and assigns of the Parties.
(ii) Nothing expressed or referred to in this Agreement is intended or shall be construed to give any person or entity other than the Parties, their respective successors and assigns, any legal or equitable right, remedy or claim under or with respect to this Agreement, or any provisions contained herein, it being the intention of the Parties hereto that this Agreement, the obligations and statements of responsibilities hereunder, and all other conditions and provisions hereof are for the sole and exclusive benefit of the Parties, their respective successors and assigns, and for the benefit of no other person or entity.
20. Captions. The captions assigned to provisions of this Agreement are for convenience only and shall be disregarded in construing this Agreement.
IN WITNESS WHEREOF, intending to be legally bound hereby, the Parties have executed this Agreement as of the day and year first above written.

FEDERAL HOME LOAN MORTGAGE CORPORATION

By:	/s/ Ray Romano
Name:	Ray Romano
Title:	EVP Chief Credit Officer

GMAC MORTGAGE, LLC

By:	/s/ James N. Young
Name:	James N. Young
Title:	CFO

RESIDENTIAL FUNDING COMPANY, LLC

By:	/s/ James N. Young
Name:	James N. Young
Title:	CFO

EXHIBIT A
Definition of “Purchase Documents”
With respect to each Mortgage for which any GMAC Seller/Servicer was a Freddie Mac seller or servicer, the “Purchase Documents” consist of the following:
Volumes I and II of the Freddie Mac Single-Family Seller/Servicer Guide (the “Guide”), including any Freddie Mac Bulletins amending the Guide.
With respect to each Mortgage, the Master Agreement and/or Master Commitment Contract entered into between Freddie Mac and the seller of the Mortgage, under which the Mortgage was delivered and sold to Freddie Mac, as well as the Freddie Mac Forms 1, 2, 3, 4, 5 and 9 and any applicable purchase contract confirmations issued in connection with the sale of the Mortgage.
Any agreement pursuant to which the seller of a Mortgage provided a guaranty or any form of credit enhancement in connection with the sale of the Mortgage to Freddie Mac.
Any additional terms applicable to the sale of Mortgages, such as written waivers. amendments or supplements to the Guide made available to the seller of a Mortgage through electronic or other means including sources designated by Freddie Mac for distribution of the Guide.
Any Form 960 – Agreement for Concurrent Transfer of Servicing or Form 981 - Agreement for Subsequent Transfer of Servicing applicable to the Mortgages with respect to which any GMAC Seller/Servicer is the transferee servicer.

EXHIBIT B
Freddie Mac’s wire transfer instructions are as follows:
JP Morgan
New York, New York
ABA # 021000021
Account # 9102447498
Attn: Loss Recovery Proceeds

EXHIBIT C
Mortgage Repurchase List

Mortgage ID	Amount	Type
269394818	284,469	Repurchases - prior to default - loan UPB
273806521	325,727	Repurchases - prior to default - loan UPB
275780783	254,659	Repurchases - prior to default - loan UPB
324512066	234,175	Repurchases - prior to default - loan UPB
358523257	114,462	Repurchases - prior to default - loan UPB
364606177	127,425	Repurchases - prior to default - loan UPB
293093733	196,000	Repurchases - prior to default - loan UPB
372911250	105,874	Repurchases - prior to default - loan UPB
395074355	405,438	Repurchases - prior to default - loan UPB
383280702	159,895	Repurchases - prior to default - loan UPB
383956536	146,474	Repurchases - prior to default - loan UPB
384101283	175,120	Repurchases - prior to default - loan UPB
317331183	322,961	Repurchases - prior to default - loan UPB
389788627	236,663	Repurchases - prior to default - loan UPB
391734628	83,049	Repurchases - prior to default - loan UPB
329293745	360,975	Repurchases - prior to default - loan UPB
328286524	257,607	Repurchases - prior to default - loan UPB
328287202	215,412	Repurchases - prior to default - loan UPB
396985971	91,519	Repurchases - prior to default - loan UPB
397061528	203,349	Repurchases - prior to default - loan UPB
400065274	72,876	Repurchases - prior to default - loan UPB
400966638	51,755	Repurchases - prior to default - loan UPB
315815922	242,827	Repurchases - prior to default - loan UPB
315816937	422,247	Repurchases - prior to default - loan UPB
410366668	151,949	Repurchases - prior to default - loan UPB
410670898	159,608	Repurchases - prior to default - loan UPB
427080851	309,519	Repurchases - prior to default - loan UPB
316930555	90,892	Repurchases - prior to default - loan UPB
415984882	147,976	Repurchases - prior to default - loan UPB
417646615	114,143	Repurchases - prior to default - loan UPB
417823851	87,926	Repurchases - prior to default - loan UPB
417972148	276,948	Repurchases - prior to default - loan UPB
318954680	137,534	Repurchases - prior to default - loan UPB
428532756	280,000	Repurchases - prior to default - loan UPB
418334838	302,999	Repurchases - prior to default - loan UPB
420714758	320,703	Repurchases - prior to default - loan UPB
420836764	265,745	Repurchases - prior to default - loan UPB
421228482	303,800	Repurchases - prior to default - loan UPB
421462310	167,510	Repurchases - prior to default - loan UPB

421629460	183,383	Repurchases - prior to default - loan UPB
293972729	203,037	Repurchases - prior to default - loan UPB
293972842	401,704	Repurchases - prior to default - loan UPB
423187015	55,791	Repurchases - prior to default - loan UPB
292925433	76,050	Repurchases - prior to default - loan UPB
334806178	300,800	Repurchases - prior to default - loan UPB
334806445	169,377	Repurchases - prior to default - loan UPB
334807484	399,712	Repurchases - prior to default - loan UPB
334808235	318,267	Repurchases - prior to default - loan UPB
272123595	164,472	Repurchases - prior to default - loan UPB
294165908	263,914	Repurchases - prior to default - loan UPB
317142941	204,300	Repurchases - prior to default - loan UPB
317142968	204,300	Repurchases - prior to default - loan UPB
317142976	179,100	Repurchases - prior to default - loan UPB
395272777	285,861	Repurchases - prior to default - loan UPB
427079381	139,850	Repurchases - prior to default - loan UPB
427161258	403,641	Repurchases - prior to default - loan UPB
430908407	399,792	Repurchases - prior to default - loan UPB
430924224	231,666	Repurchases - prior to default - loan UPB
431643105	213,843	Repurchases - prior to default - loan UPB
431844828	341,535	Repurchases - prior to default - loan UPB
432757287	65,242	Repurchases - prior to default - loan UPB
432756922	37,210	Repurchases - prior to default - loan UPB
432914498	87,642	Repurchases - prior to default - loan UPB
432913653	227,186	Repurchases - prior to default - loan UPB
432921133	360,086	Repurchases - prior to default - loan UPB
432920757	288,277	Repurchases - prior to default - loan UPB
328685887	220,618	Repurchases - prior to default - loan UPB
328688665	229,821	Repurchases - prior to default - loan UPB
333097483	106,733	Repurchases - prior to default - loan UPB
347357288	257,989	Repurchases - prior to default - loan UPB
347357474	460,114	Repurchases - prior to default - loan UPB
347357822	304,788	Repurchases - prior to default - loan UPB
428745776	195,490	Repurchases - prior to default - loan UPB
428747477	275,414	Repurchases - prior to default - loan UPB
436700808	200,973	Repurchases - prior to default - loan UPB
436767597	508,742	Repurchases - prior to default - loan UPB
437493660	96,065	Repurchases - prior to default - loan UPB
439440645	276,655	Repurchases - prior to default - loan UPB
439441544	136,042	Repurchases - prior to default - loan UPB
439468086	172,934	Repurchases - prior to default - loan UPB
439471923	373,237	Repurchases - prior to default - loan UPB
439476526	186,440	Repurchases - prior to default - loan UPB
439580250	53,127	Repurchases - prior to default - loan UPB
441576400	284,150	Repurchases - prior to default - loan UPB

442493495	130,560	Repurchases - prior to default - loan UPB
445914599	196,287	Repurchases - prior to default - loan UPB
445948590	220,823	Repurchases - prior to default - loan UPB
446240206	123,174	Repurchases - prior to default - loan UPB
447370650	153,646	Repurchases - prior to default - loan UPB
447376195	275,686	Repurchases - prior to default - loan UPB
447379143	214,455	Repurchases - prior to default - loan UPB
447384082	146,127	Repurchases - prior to default - loan UPB
447379410	138,653	Repurchases - prior to default - loan UPB
447847953	160,000	Repurchases - prior to default - loan UPB
273663755	285,164	Repurchases - prior to default - loan UPB
292200528	399,675	Repurchases - prior to default - loan UPB
318877538	237,999	Repurchases - prior to default - loan UPB
451388798	177,086	Repurchases - prior to default - loan UPB
479275750	267,361	Repurchases - prior to default - loan UPB
479275963	378,542	Repurchases - prior to default - loan UPB
479326363	157,347	Repurchases - prior to default - loan UPB
479416362	367,200	Repurchases - prior to default - loan UPB
457366745	111,902	Repurchases - prior to default - loan UPB
457388390	397,946	Repurchases - prior to default - loan UPB
457392177	210,046	Repurchases - prior to default - loan UPB
457393157	286,896	Repurchases - prior to default - loan UPB
457391715	165,142	Repurchases - prior to default - loan UPB
457391561	406,763	Repurchases - prior to default - loan UPB
457392088	148,030	Repurchases - prior to default - loan UPB
457395214	154,094	Repurchases - prior to default - loan UPB
457396598	123,558	Repurchases - prior to default - loan UPB
457395184	253,844	Repurchases - prior to default - loan UPB
457400919	101,467	Repurchases - prior to default - loan UPB
457400706	418,359	Repurchases - prior to default - loan UPB
457407417	115,468	Repurchases - prior to default - loan UPB
273523139	246,000	Repurchases - prior to default - loan UPB
273523503	280,247	Repurchases - prior to default - loan UPB
302070664	244,531	Repurchases - prior to default - loan UPB
303226579	360,000	Repurchases - prior to default - loan UPB
427125928	307,983	Repurchases - prior to default - loan UPB
459901893	188,290	Repurchases - prior to default - loan UPB
460149172	214,290	Repurchases - prior to default - loan UPB
460735705	369,392	Repurchases - prior to default - loan UPB
460736965	149,934	Repurchases - prior to default - loan UPB
461125080	432,268	Repurchases - prior to default - loan UPB
461150743	212,924	Repurchases - prior to default - loan UPB
461151456	101,746	Repurchases - prior to default - loan UPB
462435539	267,300	Repurchases - prior to default - loan UPB
463135636	380,362	Repurchases - prior to default - loan UPB

463524055	177,743	Repurchases - prior to default - loan UPB
463569644	426,102	Repurchases - prior to default - loan UPB
464181801	252,033	Repurchases - prior to default - loan UPB
464182913	115,576	Repurchases - prior to default - loan UPB
464183529	209,321	Repurchases - prior to default - loan UPB
465145507	142,503	Repurchases - prior to default - loan UPB
465787177	242,360	Repurchases - prior to default - loan UPB
471026999	321,632	Repurchases - prior to default - loan UPB
471188980	150,262	Repurchases - prior to default - loan UPB
471748838	183,184	Repurchases - prior to default - loan UPB
472420399	173,408	Repurchases - prior to default - loan UPB
472647199	372,990	Repurchases - prior to default - loan UPB
472672916	417,000	Repurchases - prior to default - loan UPB
472733737	79,026	Repurchases - prior to default - loan UPB
472736191	408,057	Repurchases - prior to default - loan UPB
472746251	289,772	Repurchases - prior to default - loan UPB
472781790	186,680	Repurchases - prior to default - loan UPB
472780204	249,351	Repurchases - prior to default - loan UPB
313797145	455,106	Repurchases - prior to default - loan UPB
313797153	320,000	Repurchases - prior to default - loan UPB
313797412	207,999	Repurchases - prior to default - loan UPB
313798052	256,000	Repurchases - prior to default - loan UPB
313798524	495,952	Repurchases - prior to default - loan UPB
427596718	296,000	Repurchases - prior to default - loan UPB
428754112	306,323	Repurchases - prior to default - loan UPB
428754821	293,787	Repurchases - prior to default - loan UPB
429431716	360,553	Repurchases - prior to default - loan UPB
429481500	393,435	Repurchases - prior to default - loan UPB
473837412	327,791	Repurchases - prior to default - loan UPB
473988151	401,535	Repurchases - prior to default - loan UPB
474161455	412,983	Repurchases - prior to default - loan UPB
474161587	237,144	Repurchases - prior to default - loan UPB
475459784	452,000	Repurchases - prior to default - loan UPB
475466985	321,360	Repurchases - prior to default - loan UPB
475466942	278,046	Repurchases - prior to default - loan UPB
475781368	311,395	Repurchases - prior to default - loan UPB
475784197	458,667	Repurchases - prior to default - loan UPB
475842170	159,627	Repurchases - prior to default - loan UPB
475998812	359,984	Repurchases - prior to default - loan UPB
476500907	78,518	Repurchases - prior to default - loan UPB
302048871	600,000	Repurchases - prior to default - loan UPB
304700142	272,442	Repurchases - prior to default - loan UPB
307583821	275,527	Repurchases - prior to default - loan UPB
307583945	355,508	Repurchases - prior to default - loan UPB
329333089	176,000	Repurchases - prior to default - loan UPB

329333542	376,268	Repurchases - prior to default - loan UPB
426934202	335,997	Repurchases - prior to default - loan UPB
427247934	263,840	Repurchases - prior to default - loan UPB
479579563	25,812	Repurchases - prior to default - loan UPB
479708673	224,998	Repurchases - prior to default - loan UPB
479708401	291,919	Repurchases - prior to default - loan UPB
479711402	392,000	Repurchases - prior to default - loan UPB
480880069	196,175	Repurchases - prior to default - loan UPB
351989188	186,217	Repurchases - prior to default - loan UPB
351989358	196,984	Repurchases - prior to default - loan UPB
356985202	350,055	Repurchases - prior to default - loan UPB
307542114	286,310	Repurchases - prior to default - loan UPB
483574333	415,300	Repurchases - prior to default - loan UPB
483723339	87,453	Repurchases - prior to default - loan UPB
483805637	286,392	Repurchases - prior to default - loan UPB
483959065	221,404	Repurchases - prior to default - loan UPB
427025974	390,000	Repurchases - prior to default - loan UPB
427187281	314,846	Repurchases - prior to default - loan UPB
485003325	145,631	Repurchases - prior to default - loan UPB
489175783	259,255	Repurchases - prior to default - loan UPB
490650619	163,933	Repurchases - prior to default - loan UPB
490662595	366,486	Repurchases - prior to default - loan UPB
490725996	76,986	Repurchases - prior to default - loan UPB
490726097	210,531	Repurchases - prior to default - loan UPB
494415142	380,000	Repurchases - prior to default - loan UPB
495021601	396,565	Repurchases - prior to default - loan UPB
503210005	202,791	Repurchases - prior to default - loan UPB
503216143	312,618	Repurchases - prior to default - loan UPB
506677877	408,985	Repurchases - prior to default - loan UPB
506677621	223,639	Repurchases - prior to default - loan UPB
509578349	334,643	Repurchases - prior to default - loan UPB
509895956	271,549	Repurchases - prior to default - loan UPB
543711536	231,599	Repurchases - prior to default - loan UPB
543743713	417,000	Repurchases - prior to default - loan UPB
532258258	259,369	Repurchases - prior to default - loan UPB
301731594	182,180	REO repurchase proceeds
313798249	159,951	REO repurchase proceeds
503084123	246,823	REO repurchase proceeds
477653995	210,167	REO repurchase proceeds
475466888	199,630	REO repurchase proceeds
302461418	153,808	REO repurchase proceeds
479282218	130,584	REO repurchase proceeds
383727081	291,828	REO repurchase proceeds
292926014	207,802	REO repurchase proceeds
431793220	362,474	REO repurchase proceeds

472913654	149,640	REO repurchase proceeds
465787932	241,410	REO repurchase proceeds
476342910	254,204	REO repurchase proceeds
471188654	95,205	REO repurchase proceeds
476358779	144,156	REO repurchase proceeds
439538114	158,270	REO repurchase proceeds
430166427	253,468	REO repurchase proceeds
472550683	230,243	REO repurchase proceeds
474162672	312,718	REO repurchase proceeds
475842243	321,350	REO repurchase proceeds
480060576	200,513	REO repurchase proceeds
318878364	199,091	REO repurchase proceeds
294166173	331,931	REO repurchase proceeds
461117789	65,558	REO repurchase proceeds
474017354	233,811	REO repurchase proceeds
428754252	291,162	REO repurchase proceeds
472422197	259,386	REO repurchase proceeds
428534910	147,770	REO repurchase proceeds
474524604	166,170	REO repurchase proceeds
292200331	82,144	REO repurchase proceeds
429452446	202,293	REO repurchase proceeds
418025460	158,002	REO repurchase proceeds
294165789	170,486	REO repurchase proceeds
320474968	259,066	REO repurchase proceeds
430907443	306,754	REO repurchase proceeds
329333801	224,510	REO repurchase proceeds
479274363	294,198	REO repurchase proceeds
466125623	223,135	REO repurchase proceeds
479711356	248,559	REO repurchase proceeds
431860424	140,182	REO repurchase proceeds
417643330	170,855	REO repurchase proceeds
457364637	159,957	REO repurchase proceeds
356976785	147,487	REO repurchase proceeds
471178632	373,085	REO repurchase proceeds
446233609	111,120	REO repurchase proceeds

Attachment 1
GUARANTY
THIS GUARANTY (the “Guaranty”), dated this      day of                      , 2010, is made by GMAC Inc. (“Guarantor”), a Delaware corporation, in favor of Federal Home Loan Mortgage Corporation (“Freddie Mac”).
WITNESSETH:
WHEREAS, GMAC Mortgage, LLC1 and Residential Funding Company, LLC2 (each, a “Seller/Servicer”, and collectively, the “Seller/Servicers”) are each: (i) an indirect subsidiary or an affiliate of Guarantor, (ii) an approved Freddie Mac seller/servicer, and (iii) subject to all the provisions of Freddie Mac’s Single-Family Seller/Servicer Guide (the “Guide”), and all other agreements and mortgage purchase and servicing obligations between Freddie Mac and the respective Seller/Servicer, including, but not limited to, a Master Agreement and any Master Commitments thereunder (collectively, as to each Seller/Servicer, the “Purchase Documents”); and
WHEREAS, Freddie Mac has determined that the Seller/Servicers’ warranty obligations are disproportionate to their respective capital and/or assets and that the Seller/Servicers’ respective financial status could materially and adversely affect Freddie Mac (the “Bases for Disqualification”); and
WHEREAS, concurrently with Guarantor’s execution and delivery of this Guaranty, Freddie Mac and the Seller/Servicers are entering into that certain Partial Release of Liability Agreement of even date herewith (the “Partial Release Agreement”, a true and correct copy of which is attached hereto and incorporated herein by reference as Exhibit A), whereby (among other things) Freddie Mac will receive a cash payment in consideration for the release of certain duties and obligations of the Seller/Servicers under the Purchase Documents; and
WHEREAS, as additional consideration for Freddie Mac’s entry into the Partial Release Agreement, and for Freddie Mac’s willingness to continue to recognize the Seller/Servicers as approved Freddie Mac seller/servicers, Freddie Mac has required this Guaranty from the Guarantor.
WHEREAS, to induce Freddie Mac to (i) enter into the Partial Release Agreement and (ii) continue to recognize the Seller/Servicers as approved Freddie Mac seller/servicers, Guarantor is willing to give certain financial accommodations to Freddie Mac.

[1]	Seller/Servicer ## 101026, 129773, 121767, 153976, 118471, 145842, 148094, 815105 and 277105.
[2]	Seller/Servicer ## 109749, 996000, 122226, 146597 and 128256.
NOW THEREFORE, in consideration of the premises and to induce Freddie Mac to continue its approval of the Seller/Servicers as seller/servicers, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Guarantor hereby agrees as follows:
SECTION 1. Incorporation of Recitals; Defined Terms; Guaranty.
(a) The recitals set forth above are hereby incorporated into this Guaranty by reference.
(b) Capitalized terms used herein and not otherwise defined have the meanings set forth in the Partial Release Agreement.

(c) Effective immediately, the Guarantor hereby absolutely and unconditionally (except as explicitly stated in Section 3(a) below) guarantees to Freddie Mac the performance of the Non- Released Obligations (but only those Non-Released Obligations) under the Partial Release Agreement, which Non-Released Obligations are described in Sections 3(i)(a)(1), 3(i)(a)(2), and/or 4(iii) of the Partial Release Agreement (collectively, the “Obligations”). If a Seller/Servicer defaults in the performance of any of the Obligations, the Guarantor shall be, upon demand by Freddie Mac, responsible for the performance of the Obligations and shall pay to Freddie Mac all amounts owed to Freddie Mac, including any and all damages, costs and/or expenses (including, without limitation, reasonable attorneys’ fees and costs) that Freddie Mac may incur in connection with a Seller/Servicer’s default. This remedy is in addition to, and not in lieu of, any remedies otherwise available to Freddie Mac with respect to the Guarantor or a Seller/Servicer under the Purchase Documents.
SECTION 2. Guaranty Absolute. The Guarantor guarantees that the Obligations will be performed in strict accordance with the terms of the Purchase Documents regardless of any law, regulation or order now or hereafter in effect in any jurisdiction affecting the terms or rights of Freddie Mac with respect thereto. Except as set forth in Section 3(a) below, the Guarantor’s liability under this Guaranty shall be absolute and unconditional irrespective of:
(a) any lack of validity or enforceability of any one or more of the Purchase Documents or any other agreement or instrument relating thereto;
(b) any change in the time, manner or place of performance of, or in any other term of, the Obligations, or any other amendment or waiver of the terms of the Purchase Documents;
(c) any exchange, release or non-perfection of any collateral, or any release or amendment or waiver of, or consent to, or departure from any other guaranty, for the Obligations; or
(d) any circumstance that might otherwise constitute a defense to or a discharge of the Guarantor in respect of the Obligations or this Guaranty.

SECTION 3. Guaranty Continuing. This Guaranty is a continuing guaranty and shall:

(a)	remain in full force and effect until:
(i) Freddie Mac has determined (in its sole and absolute discretion) and notified Guarantor in writing that the Bases for Disqualification have been remediated and that the Seller/Servicers comply with all requirements of the Purchase Documents and are otherwise capable of discharging the Obligations and all of their other duties to Freddie Mac; or
(ii) the Seller/Servicers have each, with Freddie Mac’s prior written approval pursuant to the Guide, transferred all Freddie Mac servicing to a new entity;

(b)	be binding upon the Guarantor, its successors and assigns, and

(c)	inure to the benefit of, and be enforceable by, Freddie Mac and its successors, transferees and assigns.
SECTION 4. Waiver by Guarantor. The Guarantor hereby waives promptness, diligence, notice of acceptance and any other notice with respect to the Obligations and this Guaranty and any requirement that Freddie Mac exhaust any right or take any action against a Seller/Servicer or any other person or entity or any collateral. In addition, if the Guarantor shall pay any amount to Freddie Mac to fulfill any undertaking of the Guarantor hereunder, the Guarantor agrees that it will be deemed to have waived any right of subrogation to the rights of Freddie Mac against a Seller/Servicer that would have been available to the

Guarantor in the absence of such waiver.
SECTION 5. Representations, Warranties and Covenants. The Guarantor hereby represents and warrants to, and covenants with, Freddie Mac as follows:
(a) The Guarantor is duly organized, validly existing and in good standing under the laws of the State of Delaware.
(b) The execution, delivery and performance by the Guarantor of this Guaranty are within the Guarantor’s corporate powers, have been duly authorized by all necessary corporate action and do not contravene (i) the Guarantor’s charter or by-laws or (ii) any law or any contractual restriction binding on or affecting the Guarantor.
(c) No authorization or approval or other action by, and no notice to or filing with, any governmental authority or regulatory body is required for the due execution, delivery and performance by the Guarantor of this Guaranty.

(d) This Guaranty is the legal, valid and binding obligation of the Guarantor, enforceable against the Guarantor in accordance with its terms, subject to the effect of any applicable bankruptcy, insolvency, reorganization, moratorium or similar law affecting creditors’ rights generally.
SECTION 6. Financial Statements. Annually, or whenever requested by Freddie Mac, the Guarantor shall provide Freddie Mac with copies of the Guarantor’s audited financial statements and/or any other documents relating to its financial condition or regulatory status.
SECTION 7. Amendments. No amendment of this Guaranty shall be effective unless it is in writing, signed by Freddie Mac, and expressly states that it amends this Guaranty.
SECTION 8. Notices. All notices and other communications provided for hereunder shall be in writing and, if to the Guarantor, Attn: General Counsel, faxed to: 313-656-6124, or mailed or delivered to: 200 Renaissance Drive, Detroit, Ml 48265, and if to Freddie Mac, Attn: Director - Counterparty Credit Risk Management, faxed to 571/382-3936, or mailed or delivered to 1551 Park Run Drive, McLean, VA 22102 (with a copy to Legal Division, Freddie Mac, Attn: Vice President and Deputy General Counsel, Mortgage Law, faxed to 703/903-2559, or mailed or delivered to 8200 Jones Branch Drive, MS 210, McLean, VA 22102), or as to each party at such other address as it shall designate in a written notice to each other party complying with delivery with the terms of this Section. All such notices and other communications shall, when mailed, faxed (if promptly thereafter confirmed in writing) or delivered, respectively, be effective when deposited in the mails or faxed or when actually delivered, respectively, addressed as aforesaid.
SECTION 9. No Waiver; Remedies. No failure of Freddie Mac to exercise or to delay in exercising any right hereunder shall operate as a waiver thereof, nor shall any single or partial exercise of any right hereunder preclude Freddie Mac from any other or further exercise thereof or the exercise of any other right. The remedies provided herein are cumulative and not exclusive of any remedies provided by law or otherwise. This Guaranty shall not create upon Freddie Mac any obligation to waive any eligibility or other requirement relating to a Seller/Servicer.
SECTION 10. Reinstatement. If any payment received by Freddie Mac from a Seller/Servicer in respect of the Obligations is subsequently recovered from or repaid by Freddie Mac as the result of any bankruptcy, dissolution, reorganization, arrangement, or liquidation proceedings (or proceedings similar thereto), the Guarantor’s payment obligation hereunder shall continue to be effective as though such payment had not been made. The provisions of this Section 10 of this Guaranty shall survive termination of this Guaranty.
SECTION 11. Consent. The Guarantor hereby consents that from time to time, and without further notice to or consent of the Guarantor, Freddie Mac may take any or all of the following actions without affecting the liability of the Guarantor hereunder: (i) extend, renew, modify, compromise, settle, or release any or all of the Obligations; (ii) release or compromise any liability of any party or parties with respect to the Obligations; (iii) release any security interest in any collateral securing any of the Obligations, or exchange, surrender, or otherwise deal with such collateral as Freddie Mac may determine; or (iv) exercise or refrain from exercising any right or remedy of Freddie Mac.
SECTION 12. No Third Party Beneficiary. The Guarantor and Freddie Mac do not intend the benefits of this Guaranty to inure to the benefit of any third party, and notwithstanding any term, condition or provision hereof or in any of the applicable Purchase Documents, no third party, including (without limitation) any Seller/Servicer, shall have any right or entitlement under this Guaranty.
SECTION 13. Governing Law. This Guaranty shall be governed by, and construed in accordance with, the governing laws under the Purchase Documents, as provided in the Guide.
IN WITNESS WHEREOF, the Guarantor has caused this Guaranty to be executed and delivered by its duly authorized officer.

GMAC Inc.

By:
(Signature)

(Typed Name and Title)

27